(m)(1)(i)

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC

CLASS A SHARES

Series	Maximum Distribution and/or Service Fee
(as a percentage of average daily net assets)

ING Alternative Beta Fund	0.25%

ING Capital Allocation Fund	0.25%

ING Core Equity Research Fund	0.25%

ING Corporate Leaders 100 Fund	0.25%

ING Global Target Payment Fund	0.25%

ING Index Plus LargeCap Fund	0.25%

ING Index Plus MidCap Fund	0.25%

ING Index Plus SmallCap Fund	0.25%

ING Large Cap Growth Fund	0.25%

ING Small Company Fund	0.25%

Last Updated on: February 29, 2012